Exhibit 99(a)(1)(D)

Blue Owl Credit Income Corp.
Tender Cancellation Request

Blue Owl Credit Income Corp. (referred to herein as the “Company” or “OCIC”)

Offer to Repurchase Date: May 26, 2026 Expiration Date: June 30, 2026 at 7:00PM Eastern Time

To have your previously submitted repurchase canceled, this Tender Cancellation Request form must be received in good order no later than the expiration date listed above (unless the offer is extended). Do not submit this form to submit a repurchase request.

1 | Repurchase Withdrawal

By selecting here, the undersigned Shareholder of OCIC hereby withdraws the tender of his, her, or its Shares of OCIC, which the Shareholder submitted by a Tender Authorization form dated May 26, 2026. The undersigned recognizes that upon the timely receipt of this Tender Cancellation Request, properly executed, the Shares previously tendered will not be purchased by OCIC.

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	Name of Investor(s)/Entity		OCIC Account Number	SSN/Tax ID Number

►	Share Class (select one)	Class S	Class D	Class I

2 | Authorization and Signature of Investors
By signing below, the Investor hereby:
•authorizes OCIC to withdraw the tender request on file; and
•certifies and represents that [he/she/it] has full power, authority, and capacity to execute this Tender Cancellation Request; and the information provided above is true and correct.
Each Investor must sign below:

Investor or Authorized Person Signature	Date

Joint Investor or Authorized Person Signature	Date

Once completed, send to: Email: BlueOwl.Repurchases@sscinc.com Overnight Mail: OCIC c/o DST Systems, Inc. as Processing Agent, 801 Pennsylvania Ave, Suite 219398, Kansas City, MO 64105	Any questions? Email: ServiceDesk@blueowl.com Call: 1-833-OWL-LINE